Exhibit 99.1

Investors:

Lisa Ciota: (630) 824-1987

Media:

Steve Carlson: (630) 824-1783

SUNCOKE ANNOUNCES MANAGEMENT CHANGES

Lisle, Ill. (September 21, 2015) – SunCoke Energy, Inc. (NYSE: SXC) and SunCoke Energy Partners, L.P. (NYSE: SXCP) today announced leadership changes designed to streamline management and drive greater effectiveness across the organization.

Michael J. Thomson, President and Chief Operating Officer, is leaving the Company and stepping down from the SunCoke Energy Partners, L.P. Board of Directors to pursue other interests. As a result, SunCoke will flatten its organization and expand the roles of key members of the Company’s existing leadership team, with Chief Executive Officer Fritz Henderson, Senior Vice President Mike Hardesty, and Chief Financial Officer Fay West all assuming additional responsibilities. In addition, Mike Hardesty has been appointed to the Board of Directors of SunCoke Energy Partners, L.P.

Barry Elswick, Vice President, Coke Operations, is also leaving the Company to pursue other interests. Mike Hardesty will assume responsibility for the international coke business and Dovie Majors, Director of Performance Improvement and interim General Manager at Indiana Harbor, is being promoted to the role of Vice President, Domestic Coke Operations.

“We have a strong team at SunCoke that remains focused on driving operations excellence and is ready to embrace these important new roles,” said Fritz Henderson, Chairman, President and Chief Executive Officer. “I want to thank Mike Thomson and Barry Elswick for their many contributions to SunCoke.”

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 53 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 45 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.sxcpartners.com.

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